Exhibit 107
Calculation of Filing Fee Tables

S-3
(Form Type)

ITT Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	1	Equity	Common Stock	457(r)				0.0001531
Fees to Be Paid	2	Equity	Preferred Stock	457(r)				0.0001531
Fees to Be Paid	3	Debt	Debt Securities	457(r)				0.0001531
Fees to Be Paid	4	Other	Depositary Shares	457(r)				0.0001531
Fees to Be Paid	5	Other	Warrants	457(r)				0.0001531
Fees to Be Paid	6	Other	Subscription Rights	457(r)				0.0001531
Fees to Be Paid	7	Other	Purchase Contracts	457(r)				0.0001531
Fees to Be Paid	8	Other	Purchase Units	457(r)				0.0001531
Fees to Be Paid	9	Other	Units	457(r)				0.0001531

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	$0.00	$0.00
	Total Fees Previously Paid		$0.00
	Total Fee Offsets		$0.00
	Net Fee Due		$0.00

(1) (a) The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay any applicable registration fees on a “pay-as-you-go” basis in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(b) An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon conversion, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions, is being registered. Separate consideration may or may not be received for securities that are issuable on conversion, exchange, exercise or settlement of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) See footnote 1(a) and 1(b).

(3) See footnote 1(a) and 1(b).

(4) See footnote 1(a) and 1(b). Each depositary share will be issued under a deposit agreement and will represent a fractional share or multiple shares of preferred stock.

(5) See footnote 1(a) and 1(b). Includes warrants to purchase common stock, preferred stock and/or debt securities.

(6) See footnote 1(a) and 1(b).

(7) See footnote 1(a) and 1(b). Purchase contracts may be issued separately or as purchase units.

(8) See footnote 1(a) and 1(b). Purchase units may consist of a purchase contract and debt securities registered under this Registration Statement or debt obligations of third parties, including U.S. Treasury securities.

(9) See footnote 1(a) and 1(b). Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered hereunder, which may or may not be separable from one another.